MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of Baby Dot Company, of our report dated February 16, 2007 on our audit of the financial statements of Baby Dot Company as of January 31, 2007 and October 31, 2006, and the related statements of operations, stockholders’ equity and cash flows from inception November 1, 2005 through January 31, 2007 and October 31, 2006 and for the periods then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
February 20, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501